                                                                     Exhibit 8.1



                       [Baker & Hostetler LLP Letterhead]

                                December 17, 2002


Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

Ladies and Gentlemen:

            You have requested our opinion concerning certain United States federal income tax consequences of the proposed merger (the "MERGER") of DDR Transitory Sub, Inc. ("DTS"), a Maryland corporation and subsidiary of Developers Diversified Realty Corporation, an Ohio corporation ("DDR"), with and into JDN Realty Corporation, a Maryland corporation ("JDN") pursuant to that certain Agreement and Plan of Merger dated October 4, 2002 (the "MERGER AGREEMENT"), by and among DDR, JDN and DTS. Descriptions of the parties and of the Merger and related transactions are set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus (the "PROXY STATEMENT") included as part of the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on October 31, 2002 (as amended, the "REGISTRATION STATEMENT").

            In rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth, accuracy and completeness at all relevant times (including as of the date hereof and as of the effective time of the Merger) of the information, facts, statements, representations and covenants contained in (i) the Merger Agreement, (ii) the Proxy Statement, and (iii) the officers' certificates dated December 17, 2002, which were provided to us by DDR and JDN and are attached hereto as EXHIBIT A and EXHIBIT B, respectively. In addition, we have assumed that any representation or statement qualified by reference to knowledge, belief, intention or expectation or similarly qualified is correct without such qualification, and that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement. Because this opinion is being delivered prior to the Merger, it must be considered prospective and dependent on future events. Any inaccuracy in any of the aforementioned information, facts, statements, representations and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

Developers Diversified Realty Corporation
December 17, 2002
Page 2



                             SUMMARY OF TRANSACTIONS
                             -----------------------

            Pursuant to the Merger Agreement, at the effective time DTS will be merged with and into JDN pursuant to the provisions of and with the effect provided in the General Corporation Law of the State of Maryland. JDN will be the surviving corporation resulting from the Merger. In the Merger, JDN will succeed to all of the assets of DTS.

            At the effective time of the Merger, the issued and outstanding capital stock of JDN will consist solely of shares of common stock, $0.01 par value ("JDN COMMON STOCK") and shares of Series A Cumulative Redeemable Preferred Stock, $0.01 par value ("JDN PREFERRED STOCK"). In the Merger, each share of JDN Common Stock (other than shares of JDN Common Stock held in the treasury of JDN, if any) will be automatically converted into the right to receive 0.518 of a validly issued, fully paid and nonassessable common share, without par value, of DDR ("DDR COMMON SHARES"), and each share of JDN Preferred Stock (other than shares of JDN Preferred Stock held in the treasury of JDN, if any) will be automatically converted into the right to receive one fully paid and nonassessable cumulative redeemable voting preferred share, without par value, of DDR ("DDR VOTING PREFERRED SHARES"). In addition, each share of common stock, without par value per share, and each share of preferred stock, without par value per share, of DTS shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value per share, and preferred stock, without par value per share, respectively, of JDN. Pursuant to the Merger Agreement, (i) cash will be paid in lieu of any fractional DDR Common Shares, and (ii) any shares of JDN Common Stock or JDN Preferred Stock (together, "JDN STOCK") that are held in the treasury of JDN will be canceled and no DDR Common Shares or DDR Voting Preferred Shares (together, "DDR SHARES") or other consideration will be paid or payable in exchange therefor. Apart from the cash paid in lieu of fractional DDR Common Shares, the consideration paid to JDN stockholders for their JDN Stock will consist solely of DDR Shares.

            The Merger Agreement provides that the parties intend the Merger to constitute a reorganization within the meaning of Section 368(a)(1)(A) and
(a)(2)(E) of the Internal Revenue Code of 1986, as amended ("CODE").


                                     OPINION
                                     -------

            Based upon the foregoing and such legal considerations as we deem relevant, and subject to the matters, limitations and qualifications set forth herein, it is our opinion that for United States federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code.


                         LIMITATIONS AND QUALIFICATIONS
                         ------------------------------

            This opinion is based upon our interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Neither DDR nor JDN has requested or received any advance ruling from the Internal Revenue Service

Developers Diversified Realty Corporation
December 17, 2002
Page 3



(the "SERVICE") pertaining to the transactions described herein. Our opinion will not be binding upon the Service or any court, and no assurance can be given that the Service will not adopt a contrary position and challenge some or all of the conclusions set forth above in an audit of a JDN stockholder or of one or all of the parties to the Merger. If such a challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained. In the event that the Merger were held not to qualify as a reorganization under Section 368(a) of the Code, each stockholder of JDN would recognize gain or loss in an amount equal to the difference between such stockholder's basis in his or her shares of JDN Stock and the fair market value, as of the effective date of the Merger, of DDR Shares received in exchange therefor. In such event, such stockholder's basis in DDR Shares so received would be equal to its fair market value as of the effective date of the Merger, and the holding period for such shares would begin on the day after the effective date of the Merger.

            Our opinion does not address all tax consequences applicable to the Merger and is limited to the specific tax opinion set forth above, and no other opinions are expressed or implied. Moreover, tax consequences that are different from or in addition to those described herein may apply to JDN stockholders who are subject to special treatment under the United States federal income tax laws, including, but not limited to, those referred to in the first paragraph under the caption "Material Federal Income Tax Consequences Relating to the Merger" in the Joint Proxy Statement. Further, our opinion is limited to the United States federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local or foreign tax consequences of such transactions.

            This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Merger Agreement and is not to be relied upon by any other person, quoted in whole in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the caption "Material Federal Income Tax Consequences Relating to the Merger" in the Joint Proxy Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                            Very truly yours,


                            /s/ Baker & Hostetler LLP
                            -------------------------
                            BAKER & HOSTETLER LLP


Attachments